================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                     COLLABORATIVE CLINICAL RESEARCH, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         JEFFREY A. GREEN, PHARM.D. FCP
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

LOGO
           Collaborative
           Clinical Research, Inc.

April 24, 1998

Dear Shareholder:

     You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Collaborative Clinical Research, Inc. to be held on May 28, 1998 at 10:00 a.m. at The National City Bank Auditorium, Fourth Floor, Atrium Building, 1900 East Ninth Street, Cleveland, Ohio.

     At this year's Annual Meeting, shareholders will be asked to elect two Directors. Detailed information about this election is set forth in the accompanying Proxy Statement, which shareholders are encouraged to read carefully.

     Whether or not you plan to attend the Annual Meeting in person, it is important that your shares are represented. Therefore, please complete, sign, date and promptly return the enclosed Proxy card in the accompanying envelope. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person even if you have previously returned your Proxy card.

     On behalf of the Board of Directors and management of Collaborative Clinical Research, Inc., we would like to thank you for your continued support and confidence.

                                          Sincerely yours,

                                          /s/ Dr. Jeffrey A. Green

                                          Dr. Jeffrey A. Green
                                          President and Chief Executive Officer

                     COLLABORATIVE CLINICAL RESEARCH, INC.

                      20600 Chagrin Boulevard, Suite 1050
                             Cleveland, Ohio 44122

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 28, 1998

     The 1998 Annual Meeting of Shareholders of Collaborative Clinical Research, Inc. (the "Company") will be held on May 28, 1998 at 10:00 a.m., Cleveland, Ohio local time at The National City Bank Auditorium, Fourth Floor, Atrium Building, 1900 East Ninth Street, Cleveland, Ohio, for the following purposes:

        1. To nominate and elect two individuals as Directors of the Company for a three-year term ending at the Annual Meeting of Shareholders in 2001; and

        2. To transact such other business as may properly come before the Annual Meeting and such adjournments or postponements thereof.

     Only shareholders of record at the close of business on April 9, 1998 will be entitled to receive notice of and to vote at the meeting or any adjournments or postponements thereof.

                                          By Order of the Board of Directors,

                                          Thomas F. McKee
                                          Secretary

Cleveland, Ohio
April 24, 1998

        EACH SHAREHOLDER IS REQUESTED TO EXECUTE AND PROMPTLY RETURN THE
              ENCLOSED PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE

                     COLLABORATIVE CLINICAL RESEARCH, INC.
                            ------------------------
                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                       Mailed on or about April 24, 1998

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Collaborative Clinical Research, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company on May 28, 1998 at 10:00 a.m., local time, and any adjournments or postponements thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.

     The accompanying Proxy is solicited by the Board of Directors of the Company. All validly executed Proxies received by the Board of Directors of the Company pursuant to this solicitation will be voted at the Annual Meeting, and the instructions contained in such Proxies will be followed in each instance. If no instructions are given, the Proxy will be voted FOR the election of the two nominees listed on the Proxy. A shareholder may revoke a Proxy at any time before it is exercised by delivery of written notice to the Secretary of the Company or by a duly executed Proxy bearing a later date.

     The record date for determination of shareholders entitled to vote at the Annual Meeting was the close of business on April 9, 1998. On that date, the Company had 6,422,372 Common Shares outstanding and entitled to vote at the Annual Meeting. Each Common Share is entitled to one vote.

     The expense of soliciting Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. The Company may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation of Proxies by mail, the Company's Directors, officers and employees, without additional compensation, may solicit Proxies by telephone, telegraph and personal interview. The Company also may retain a third party to aid in the solicitation of Proxies.

     At the Annual Meeting, in accordance with the General Corporation Law of Ohio and the Company's Code of Regulations, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of shareholder voting. As provided by the General Corporation Law of Ohio and the Company's Code of Regulations, holders of shares entitling them to exercise a majority of the voting power of the Company, present in person or by Proxy at the Annual Meeting, will constitute a quorum for such meeting. The inspectors of election intend to treat properly executed proxies marked "abstain" as present for these purposes. Such inspectors also will treat as "present" shares held in "street name" by brokers that are voted on at least one proposal to come before the Annual Meeting.

     Nominees for election as Directors receiving the greatest number of votes will be elected. Votes that are withheld or broker non-votes in respect of the election of Directors will not be counted in determining the outcome of the election. Pursuant to the Company's Code of Regulations, the outcome of all other questions and matters brought before the Annual Meeting will be, unless otherwise provided by law or the Company's Articles of Incorporation, decided by the vote of a majority of the Common Shares present in person or by Proxy and entitled to vote on the matter in question. In voting for such other proposals, votes may be cast in favor, against or abstained. For purposes of determining whether a proposal, other than a proposal to elect an individual or Director, has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for shareholders who have not returned a Proxy, such broker non-votes will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote.

             SECURITY OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     The following table sets forth, as of April 9, 1998, the beneficial ownership of the Company's Common Shares of (i) each person who is known to the Company to own beneficially more than 5% of the Company's outstanding Common Shares, (ii) each Director and nominee for election as a Director of the Company, (iii) each of the executive officers named in the Executive Compensation tables below and (iv) all Directors and executive officers as a group. Unless otherwise indicated below, all information with respect to beneficial ownership has been furnished by the respective Director, nominee for election as a Director, or executive officer, as the case may be.

                                                                    COMMON SHARES
                                                               BENEFICIALLY OWNED (1)
       NAME OF BENEFICIAL OWNER, DIRECTOR, EXECUTIVE           -----------------------
           OFFICER OR NUMBER OF PERSONS IN GROUP                 NUMBER       PERCENT
       ---------------------------------------------           ----------     --------
Dr. Jeffrey A. Green (2)....................................     405,146         6.3%
Timothy G. Biro (3).........................................       1,700           *
Seth B. Harris (4)..........................................      81,034         1.3%
Dr. Robert M. Stote.........................................      32,474           *
Herbert L. Hugill...........................................      50,000           *
Gregory A. Folz.............................................       2,525           *
Dr. Alan G. Walton (5)......................................     610,752         9.5%
Dr. Roger G. Stoll..........................................           0           *
Dr. Mark J. Ratain..........................................      30,000           *
Axiom Venture Partners Limited Partnership..................     577,586         9.0%
  City Place II
  185 Asylum Street
  Hartford, Connecticut 06103
Brantley Venture Partners II, L.P...........................     746,052        11.6%
  20600 Chagrin Boulevard, Suite 1150
  Cleveland, Ohio 44122
Oxford BioScience Funds (5) (6).............................     610,752         9.5%
  315 Post Road West
  Westport, Connecticut 06880
Wellington Management Company (7)...........................     469,800         7.3%
  75 State Street
  Boston, Massachusetts 02109
State of Wisconsin Investment Board (8).....................     370,000         5.8%
  P.O. Box 7842
  Madison, Wisconsin 53707
Heartland Advisors, Incorporated (9)........................   1,023,100        15.9%
  790 North Milwaukee Street
  Milwaukee, Wisconsin 53202
All directors and executive officers as a group (13
  persons)..................................................   1,395,593        21.0%

---------------

  * Less than one percent

(1) The number of Common Shares deemed outstanding includes (i) 6,422,372 Common Shares outstanding as of April 9, 1998 and (ii) with respect to each of the following individuals and group the following number of Common Shares which may be purchased pursuant to option exercises within 60 days after April 9, 1998: Dr. Green (18,750 shares); Mr. Biro (1,500 shares); Mr. Harris (28,000 shares); Dr. Stote (28,000 shares); Mr. Folz (2,525 shares); Dr. Walton (3,000 shares); Dr. Ratain (30,000 shares); Brantley Venture Partners II, L.P. ("Brantley") (5,166 shares); Oxford BioScience Management Partners ("OBM") (3,167 shares); all directors and executive officers as a group (228,317 shares).

(2) Includes 150,000 Common Shares held by Dr. Green's wife, as to which he disclaims beneficial ownership.

(3) Includes 200 Common Shares held by Mr. Biro's wife.

(4) Includes 400 Common Shares held by Mr. Harris' wife and 44,634 shares held in trust for Mr. Harris.

(5) Includes 408,690 and 82,517 Common Shares owned by Oxford BioScience Partners, L.P. ("Oxford") and Oxford BioScience Partners (Adjunct), L.P. ("Oxford Adjunct"), respectively, of which OBP Management, L.P. ("OBP") is the general partner, and 113,378 Common Shares owned by Oxford BioScience Partners (Bermuda) Limited Partnership ("Oxford Bermuda"), of which OBP Management (Bermuda) Limited Partnership ("OBP Bermuda") is the general partner. OBP may be deemed to be the beneficial owner of shares owned by Oxford Bermuda. Also includes 3,167 and 3,000 Common Shares issuable upon exercise of options owned by OBM and Dr. Walton, respectively, that are currently exercisable. Dr. Walton, a Director of the Company, is a general partner of OBP, OBP Bermuda and OBM and may be deemed to be a beneficial owner of the shares held by such entities.

(6) The information provided herein with respect to the beneficial ownership of the Company's Common Shares by the Oxford BioScience Funds was obtained solely from a Schedule 13G filed with the Securities and Exchange Commission (the "Commission") on February 13, 1998 by the Oxford BioScience Funds.

(7) The Common Shares listed are held by Wellington Management Company in its capacity as investment advisor. Various persons other than Wellington Management Company have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares held. The interests of one such account, Global Health Care Opportunity, relates to more than 5% of the outstanding Common Shares. The information provided herein with respect to Wellington Management Company's beneficial ownership of the Company's Common Shares was obtained solely from a Schedule 13G filed with the Commission on February 11, 1998 by Wellington Management Company.

(8) The information provided herein with respect to the beneficial ownership of the Company's Common Shares by the State of Wisconsin Investment Board was obtained solely from a Schedule 13G filed with the Commission on January 26, 1998 by the State of Wisconsin Investment Board.

(9) The Common Shares listed are held by Heartland Advisors, Incorporated in its capacity as investment advisor. Various persons other than Heartland Advisors, Incorporated have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares held. The interests of one such account, Heartland Value Fund, a series of Heartland Group, Incorporated, a registered investment company, relates to more than 5% of the outstanding Common Shares. The information provided herein with respect to Heartland Advisors, Incorporated's beneficial ownership of the Company's Common Shares was obtained solely from the
    Schedule 13G filed with the Commission on January 12, 1998 by Heartland Advisors, Incorporated.

                             ELECTION OF DIRECTORS

     The authorized number of Directors of the Company is presently fixed at eight, with members of the Company's Board of Directors divided into three classes and with the term of office of one class expiring each year. On March 19, 1998, in accordance with the Company's Third Amended and Restated Code of Regulations, the Company's Board of Directors elected, effective April 1, 1998, Herbert L. Hugill and Dr. Mark J. Ratain to fill vacancies in the class of Directors whose term of office will expire at the Annual Meeting of Shareholders to be held in the year 2000. On April 21, 1998, the Company's Board of Directors elected, effective April 21, 1998, Dr. Roger G. Stoll, also to fill a vacancy in the class of Directors whose term of office will expire at the Annual Meeting of Shareholders to be held in the year 2000. At the Annual Meeting, two Directors are to be elected to serve until the Annual Meeting of Shareholders to be held in the year 2001 and until their successors are duly elected and qualified. At its March 19, 1998 meeting, the Board of Directors nominated Seth B. Harris and Dr. Alan G. Walton to stand for election as Directors at the Annual Meeting. Mr. Harris and Dr. Walton are presently Directors of the Company.

     Unless otherwise directed, the persons named in the accompanying Proxy will vote for the election of the two nominees set forth below as Directors of the Company for a three-year term. In the event of the death of or inability to act of any of the nominees, the Proxies will be voted for the election of such other persons as the Board of Directors may recommend. The Board of Directors has no reason, however, to anticipate that this will occur. In no event will the accompanying Proxy be voted for more than two nominees or for persons other than those persons named below or any such substitute nominees for any of them.

     Set forth below is certain information concerning the nominees for election at the Annual Meeting as well as those Directors who will continue in office subsequent to the Annual Meeting.

NOMINEES FOR ELECTION AT THE 1998 ANNUAL MEETING

     Seth B. Harris. Mr. Harris has been a Director of the Company since 1992 and has been the Chairman of Freider the Source, a distributor of consumer products, since 1993. Mr. Harris is the Retired Chairman of the Board and President of Harris Wholesale, Inc., a wholesale pharmaceutical distribution company. Mr. Harris is also a Director of Bindley Western Industries, Inc., one of the largest distributors of pharmaceuticals in the United States. Mr. Harris is 58 years of age.

     Alan G. Walton, Ph.D. Dr. Walton has been a Director of the Company since 1994 and, since 1987, has served as a General Partner of Oxford Partners III, Limited Partnership and Oxford Partners III-A, Limited Partnership, the General Partners of Oxford Venture Fund III, Limited Partnership and Oxford Venture Fund III-A Limited Partnership. Since 1992, Dr. Walton has been a General Partner of OBP Management L.P., the General Partner of Oxford BioScience Partners, L.P. and Oxford BioScience (Adjunct), L.P. Dr. Walton has also been a General Partner of OBP Management (Bermuda) Limited Partnership, the General Partner of Oxford BioScience Partners (Bermuda) Limited Partnership. Prior to joining Oxford, Dr. Walton was the President of University Genetics, Co., a publicly traded biotechnology company and, until 1981, was Professor of Macromolecular Science and Director of the Laboratory for Biological Macromolecules at Case Western Reserve University. Dr. Walton is the author of numerous publications and serves as a Director of Coelacanth Chemical Corp, NetGenics Inc., Gene Logic Inc., Physiome Sciences, and CardioPulmonary Corp. Dr. Walton is 62 years of age.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

     Jeffrey A. Green, Pharm.D., FCP. Dr. Green has served as the President and Chief Executive Officer and a Director of the Company since 1992. Dr. Green founded the Company in 1992. From 1984 to 1992, Dr. Green served as an Assistant Professor of Medicine and Radiology at Case Western Reserve University, Cleveland, Ohio. During his tenure at Case Western Reserve University, Dr. Green established and directed the Cardiovascular Clinical Pharmacology Research Program at University Hospitals of Cleveland. In addition, Dr. Green was an established investigator in clinical cardiology and PET scanning and was responsible for directing over 90 individual investigations during his tenure. Dr. Green has authored over 90 publications and has been an invited speaker at more than 125 national meetings. He was the recipient of the McKeen Cattell Distinguished Achievement Award from the American College of Clinical Pharmacology in 1988. Dr. Green is a graduate of Purdue University (B.S.) and the University of Texas (Pharm.D.). Dr. Green is 42 years of age.

     Timothy G. Biro. Mr. Biro has been a Director of the Company since 1992. Mr. Biro is the General Partner of Ohio Innovation Fund I, L.P., a venture capital firm. Prior to starting Ohio Innovation Fund in 1997, Mr. Biro was a consultant with Cleveland Tomorrow, an economic development corporation. From 1991 to 1996, Mr. Biro was a General Partner of Brantley Venture Partners II, L.P. and Brantley Venture Partners III, L.P. Prior to joining Brantley Venture Partners in 1991, Mr. Biro was Superintendent of Pharmaceutical Manufacturing at Merck & Co., Inc. Mr. Biro has a B.S. Degree in Microbiology from Pennsylvania State University and in Pharmacy from Temple University and an MBA from The Wharton School of Business at the University of Pennsylvania. He is a Director of OXIS International, Inc., a developer of pharmaceuticals to treat diseases of oxidative stress. Mr. Biro is 44 years of age.

     Robert M. Stote, M.D. Dr. Stote has been a Director of the Company since 1993 and has served as the Senior Vice President and Chief Science Officer and a Director of Bentley Pharmaceuticals, Inc., a pharmaceutical company, since 1992. Prior to that time, Dr. Stote was employed for 20 years by SmithKline Beecham Corporation, serving as Senior Vice President and Medical Director, Worldwide Medical Affairs, from 1989 to 1992 and Vice President -- Clinical
Pharmacology -- Worldwide from 1987 to 1989. Dr. Stote was Chief of Nephrology at Presbyterian Medical Center in Philadelphia from 1972 to 1989 and served as Clinical Professor of Medicine at the University of Pennsylvania. Dr. Stote is 58 years of age.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

     Herbert L. Hugill. Mr. Hugill has been a Director of the Company since April 1998. Mr. Hugill has served as the Company's Chief Operating Officer since December 1997 and is responsible for leading and managing implementation of the Company's clinical business strategy on a worldwide basis. From 1996 to 1997, Mr. Hugill was President and Chief Executive Officer and a member of the Board of Directors of Mediscience Technology Corp., a development stage, biomedical technology company. Mr. Hugill continued to serve on the Board of Directors of Mediscience Technology Corp. until March 1998. From 1985 through 1995, he was employed in various senior management capacities at R.P. Scherer Corporation where, from 1991 through 1995, he was president of R.P. Scherer North America, that firm's largest operating unit. Mr. Hugill is 50 years of age.

     Mark J. Ratain, M.D. Dr. Ratain is a hematologist/oncologist and a clinical pharmacologist. He is a Professor of Medicine and Chairman of the Committee on Clinical Pharmacology at the University of Chicago. Dr. Ratain has been associated with the Department of Medicine at the University of Chicago since 1983. He has authored and co-authored more than 150 articles and book chapters principally relating to the treatment of cancer. Prior to becoming a Director, Dr. Ratain served as Chairman of Collaborative's Scientific Advisory Board for four years. He received his A.B. Degree in Biochemical Sciences from Harvard University and his M.D. from the Yale University School of Medicine. Dr. Ratain is 43 years of age.

     Roger G. Stoll, Ph.D. Dr. Stoll serves on the Board of Directors of St. Jude Medical, Inc. in St. Paul, Minnesota, and is a Trustee of St. Barnabus Medical Center in Livingston, New Jersey. He was President and Chief Executive Officer of Ohmeda Inc., a wholly-owned subsidiary of The BOC Group, plc. Dr. Stoll had held this position since 1991, and had been a member of the Board of Directors of The BOC Group, plc since 1994. Throughout his career in the pharmaceutical industry, Dr. Stoll has served as an executive with Bayer A.G., Inc., and with Baxter Travenol. He received his B.S., Pharmacy from Ferris State University, and his Ph.D., Biopharmaceutics from the University of Connecticut. Dr. Stoll is 55 years of age.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee and a Compensation Committee. The Company does not have a standing nominating committee or a committee performing similar functions. Set forth below is the current membership of each of the above-described Committees:

       AUDIT            COMPENSATION
     COMMITTEE            COMMITTEE
     ---------          ------------
Dr. Robert M. Stote    Timothy G. Biro
Dr. Alan G. Walton     Seth B. Harris
                     Dr. Robert M. Stote

     The Audit Committee recommends the annual appointment of the Company's auditors, with whom the Audit Committee members review the scope of audit and non-audit assignments and related fees, the accounting principles used by the Company in financial reporting, internal financial auditing procedures and the adequacy of the Company's internal control procedures. The Audit Committee met twice during the 1997 fiscal year.

     The Compensation Committee has the authority to administer the Company's stock option plans, including the selection of optionees and the timing of option grants, and to review and monitor key employee compensation and benefits policies and administer the Company's management compensation plans. The Compensation Committee met twice during the 1997 fiscal year.

     During the last fiscal year, the Board met 11 times. No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which each served during the period for which each was a member of the Board.

                           COMPENSATION OF DIRECTORS

     Directors of the Company do not receive cash compensation for their service on the Company's Board. However, they do receive reimbursement for reasonable expenses incurred in attending Board meetings. Directors of the Company who are not also employees receive options to purchase Common Shares under the Company's Amended and Restated 1996 Outside Directors' Stock Option Plan. Under the terms of this plan, each non-employee Director of the Company receives an annual option grant to purchase 1,500 Common Shares at an exercise price equal to the fair market value of a share on the date of grant. As of April 1, 1998, options to purchase an aggregate of 19,500 Common Shares had been awarded and were outstanding under this plan at exercise prices ranging from $4.19 to $9.60. Options awarded under this plan vest six months after the date of grant and expire ten years from the date of grant. Prior to the Company's initial public offering in June 1996, Directors received options under other option plans maintained by the Company, as described below.

     Non-employee Directors received options to purchase Common Shares under the Company's Amended and Restated 1992 Share Incentive Plan (the "1992 Plan"). Options to purchase an aggregate of 80,000 Common Shares were awarded to non-employee Directors under the 1992 Plan at an exercise price of $0.15 per share. Each Director who is not an executive officer named in the Executive Compensation tables below received options to purchase the following numbers of shares under the 1992 Plan: Mr. Harris, 25,000 shares; Dr. Stote, 25,000 shares; and Dr. Ratain, 30,000 shares. Dr. Ratain was awarded stock options for his service as a consultant to the Company prior to his current service on the Company's Board of Directors. In addition, prior to the Company's initial public offering in June 1996, members of the Board who were designated to serve as such by one of the Investors (as defined) received, in lieu of Directors' fees, options to purchase Common Shares having a value equal to $1,000 for each meeting attended ($500 for each meeting attended by telephone). These awards were made under the Company's Amended and Restated 1994 Directors' Share Option Plan (the "1994 Plan"). An aggregate of 6,833 Common Shares were awarded and are outstanding under the 1994 Plan at exercise prices ranging from $0.80 to $9.60 per share.

                         EXECUTIVE OFFICER COMPENSATION

     The table below sets forth certain information concerning the annual or long-term compensation for services in all capacities to the Company during the fiscal years ended December 31, 1995, 1996 and 1997 to the Company's Chief Executive Officer and the other executive officer of the Company whose annual salary and bonus exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                        ------------
                                                                         SECURITIES
                                               ANNUAL COMPENSATION(1)    UNDERLYING
                                      FISCAL   ----------------------    LONG-TERM         ALL OTHER
    NAME AND PRINCIPAL POSITION        YEAR    SALARY($)    BONUS($)     OPTIONS(#)    COMPENSATION($)(2)
    ---------------------------       ------   ----------   ---------   ------------   ------------------
Dr. Jeffrey A. Green................   1997     $160,984    $     --       25,000(3)         $  --
President and Chief Executive
  Officer...........................   1996      150,000          --                            --
                                       1995      120,000          --       25,000(3)            --

Gregory A. Folz (4).................   1997      101,904          --           --               --
Vice President of Marketing and
  Sales.............................   1996       53,653      22,107       10,100(5)            --

---------------

(1) No Named Executive Officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of such individual's salary plus annual bonus. No long-term incentive plan payouts or restricted stock awards have been made to any of the Named Executive Officers.

(2) No other compensation was received by either of the Named Executive
    Officers.

(3) Dr. Green's options were granted as follows: (i) 25,000 on July 1, 1995 at an exercise price of $4.15 per share, 25% of which are exercisable on each of July 1, 1996, July 1, 1997, July 1, 1998 and July 1, 1999;

    and (ii) 25,000 on January 2, 1997, at an exercise price of $10.75 per share, 25% of which are exercisable on each of January 2, 1998, January 2, 1999, January 2, 2000 and January 2, 2001.

(4) Mr. Folz was not an employee of the Company at any time during 1995.

(5) Mr. Folz' options were granted on July 29, 1996, at an exercise price of $10.75 per share, 25% of which are exercisable on each of July 29, 1997, July 29, 1998, July 29, 1999 and July 29, 2000.

OPTION GRANTS

     The table below sets forth certain information concerning grants of stock options made during the year ended December 31, 1997 to the Named Executive Officers. Such grants are reflected in the Summary Compensation Table above.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE VALUE
                          ------------------------------------------------------     AT ASSUMED ANNUAL RATES
                          NUMBER OF       % OF TOTAL                                      OF STOCK PRICE
                          SECURITIES       OPTIONS        EXERCISE                         APPRECIATION
                          UNDERLYING      GRANTED TO      OR BASE                       FOR OPTION TERM(3)
                           OPTIONS       EMPLOYEES IN      PRICE      EXPIRATION    --------------------------
          NAME            GRANTED(1)    FISCAL YEAR(2)     ($/SH)        DATE          5%($)         10%($)
          ----            ----------    --------------    --------    ----------    -----------    -----------
Dr. Jeffrey A. Green....   25,000             9.0%         $10.75     1/2/2007       $437,765       $697,068
Gregory A. Folz.........       --              --              --           --             --             --

---------------

(1) All options reflected in the table were awarded at an exercise price equal to the fair market value of the Common Shares on the date of grant.

(2) Based on an aggregate of 278,500 options granted to employees under the Company's Amended and Restated 1996 Key Employees and Consultants Stock Option Plan, including the Named Executive Officers.

(3) Potential realizable value is based upon certain assumed rates of appreciation pursuant to rules prescribed by the Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Shares. There can be no assurance that the amounts reflected in this table will be achieved. These numbers are calculated based on rules promulgated by the Commission and do not represent an estimate by the Company of its future stock price growth.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The table below sets forth certain information with respect to the exercise of options to purchase the Company's Common Shares by the Named Executive Officers and unexercised options to purchase the Company's Common Shares for the Named Executive Officers as of December 31, 1997.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND DECEMBER 31, 1997 OPTION VALUE

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                      OPTIONS AT DECEMBER 31,        IN-THE-MONEY OPTIONS AT
                           STOCK                              1997(#)                DECEMBER 31, 1997(%)(1)
                        ACQUIRED ON      VALUE      ---------------------------   ------------------------------
         NAME           EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE(2)   UNEXERCISABLE
         ----           -----------   -----------   -----------   -------------   --------------   -------------
Dr. Jeffrey A. Green...     --            $--         12,500         37,500          $11,375          $11,375
Gregory A. Folz........     --            --           2,525          7,575               --               --

---------------

(1) Options are in-the-money if the market value of the Common Shares exceeds the exercise price.

(2) Represents the total gain which would be realized if all in-the-money options beneficially held at December 31, 1997 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and $5.06, the closing price for the Company's Common Shares as reported on The Nasdaq Stock Market, Inc. on December 31, 1997.

EMPLOYMENT AGREEMENTS

     In 1994, the Company entered into an employment agreement with Dr. Green providing for an initial term of four years. This agreement will automatically renew for successive one-year periods thereafter unless certain prior notice requirements are satisfied. The base salary provided for in this agreement may be changed from time to time as determined by the Compensation Committee and so long as evidenced by a written memorandum executed by the parties. Bonuses may be paid to Dr. Green at the discretion of the Compensation Committee. The agreement also provides Dr. Green with the right to participate in all benefit plans made available to the Company's executives and/or employees. Dr. Green's employment with the Company may be terminated with or without cause or upon his death or disability. Additionally, under this agreement, Dr. Green is entitled to terminate his employment for "good reason." "Good reason" for such termination will exist if at any time, except in connection with the termination of Dr. Green's employment in strict compliance with the terms of the agreement, the Board of Directors fails to elect Dr. Green to his current position with the Company or significantly diminishes his responsibilities, duties, power or authority. If Dr. Green terminates his employment with the Company for good reason, he will be entitled to continue to receive his base salary for two years following the date of such termination. If Dr. Green's employment with the Company is terminated in connection with the sale of the Company, he will be entitled to continue to receive his base salary for one year following the date of such termination. If his employment is terminated without cause, he will be entitled to continue to receive his base salary for a period of two years subsequent to the date of termination. If Dr. Green terminates his employment with the Company without good reason, or if he is terminated by the Company for "cause," then he will be entitled to receive his base salary through the date of termination. For purposes of Dr. Green's agreement, "cause" is defined as a determination by the Board of Directors that the employee was engaged in (i) fraud, (ii) a breach of the material provisions of the employment agreement or
(iii) a willful failure to perform his duties as required under the agreement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee of the Board of Directors administers the Company's stock option plans, including the selection of optionees and the timing of option grants, and reviews and monitors key employee compensation and benefits policies and administers the Company's management compensation plans. The current members of the Compensation Committee are Messrs. Biro and Harris and Dr. Stote, all of whom are non-employee Directors of the Company.

     Set forth below is a discussion of the Company's compensation philosophy, together with a discussion of the factors considered by the Committee in determining the compensation of the Company's President and Chief Executive Officer and the executive officer named in the Executive Compensation tables above.

COMPENSATION PHILOSOPHY

     The Company's compensation philosophy is that compensation paid to executive officers and other management personnel should consist of four elements: (1) salary, (2) annual incentive bonus, (3) stock options and (4) welfare, retirement and other benefits. The compensation package is designed to attract and retain top quality management employees. In the opinion of the Committee, it reflects competitive conditions of peer group companies. To some extent, elements of compensation are designed to vary as Company performance varies. In general, the elements of compensation that most typically have a significant relationship to Company performance are awards under its stock option and bonus plans. The Committee's decisions concerning compensation make use of independent surveys of executive compensation of similarly situated companies.

     The Company has entered into employment agreements with all but one of its executive officers at the time these individuals joined the Company. In general, the Committee believes that employment agreements are a useful tool in attracting and retaining qualified executives.

     Section 162(m) of the Internal Revenue Code limits the ability of public companies to deduct compensation in excess of $1,000,000 paid to certain executive officers, unless such compensation is "performance based" within the meaning of Section 162(m). In light of the current compensation levels of the Company's executive officers, the Committee has not recommended modifications to the Company's compensation plans in response to Section 162(m). The Committee anticipates that it will evaluate the implications of Section 162(m) on the Company's compensation arrangements from time to time in the future.

     Set forth below is a discussion of the various components of the compensation arrangements provided to the executive officers, as well as a discussion of the compensation arrangements provided to the Company's President and Chief Executive Officer.

1997 COMPENSATION DECISIONS

     Base Salary and Benefits. Salaries of executive officers are subject to minimum levels set by the terms of each executive's employment arrangement with the Company. The primary factor in setting salary levels pursuant to these arrangements was the Company's desire to provide compensation in amounts sufficient to induce these individuals to either join or continue with the Company. Salary levels for executive officers reflect the Committee's judgments on appropriate salaries in light of the duties and responsibilities inherent in the executives' respective positions. The particular qualifications of an individual holding the position and his or her level of experience, as well as information concerning compensation paid by other companies in the industry, are considered in establishing salary levels. The Committee's assessment of the individual's performance and contribution to the Company's performance are the primary criteria influencing decisions regarding salary. For those executives who joined the Company during the year, the primary factor in setting salary levels was the Company's desire to provide compensation in amounts sufficient to induce these individuals to join the Company.

     Stock Options. The Company uses stock options as a long-term incentive program for executive officers. Stock options are used because they directly relate the amounts earned by the executive officers to the amount of appreciation realized by the Company's shareholders over comparable periods. Stock options also provide executive officers with the opportunity to acquire and build a meaningful ownership interest in the Company The Committee considers stock option awards throughout the year. In determining the number of options awarded to an individual executive officer, the Committee generally establishes a level of award based upon the position of the individual and his or her level of responsibility and upon recommendations made by the Company's President and Chief Executive Officer. The Committee's decisions concerning individual option awards are based on its judgment concerning the appropriate amount of long-term compensation that should be paid to the executive in question.

     In 1997, the Company awarded options to purchase an aggregate of 46,500 Common Shares to the executive officers with respect to their performance during the 1996 fiscal year. All of these options are subject to a four-year vesting schedule commencing on the first anniversary of the date of grant. Of these options, only options to purchase 25,000 Common Shares are reflected in the Executive Compensation tables above. The Company awarded options in January 1998 to purchase an aggregate of 15,000 Common Shares to the executive officers of the Company with respect to their performance during the 1997 fiscal year. All of these options are subject to a four-year vesting schedule commencing on the first anniversary of the date of grant. None of these options are reflected in the Executive Compensation tables above.

     Bonuses. Pursuant to the terms of its employment agreements with the executive officers of the Company, the Company may pay additional compensation in the form of discretionary bonuses. In general, the bonus structure is open-ended and the bonus amount in any given year is determined by the Committee. Bonuses may be provided either in the form of cash, Common Shares or a combination of the two, as the Committee determines. The Company did not pay bonuses to its executive officers with respect to performance during the 1997 fiscal year.

PRESIDENT AND CHIEF EXECUTIVE OFFICER COMPENSATION

     Dr. Green's employment contract with the Company contemplates compensation in two broad areas, a base salary, and stock options under a long-term compensation plan. His employment agreement provided for a base salary of $180,000 for 1997. When the Company failed to meet certain objectives with regard to financial performance during 1997, Dr. Green elected to defer a portion of his 1997 salary. As a result, Dr. Green was paid $160,984 in salary for 1997.

     In November 1996, the Compensation Committee evaluated Dr. Green's role in managing and finalizing the Company's initial public offering of Common Stock in 1996. The Committee also evaluated his role in bringing about the Company's most financially successful year, in 1996, since its formation. In January 1997, based on this evaluation, Dr. Green was awarded options to purchase 25,000 Common Shares at an exercise price of $10.75 per share. These options vest over four years, and expire in ten years.

                                          THE COMPENSATION COMMITTEE
                                          Timothy G. Biro
                                          Seth B. Harris
                                          Dr. Robert M. Stote

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has engaged in various private transactions with the members of its Compensation Committee or entities with which they are affiliated. The Company believes that these transactions have been on terms no less favorable to the Company that could have been obtained from unaffiliated third parties.

     The Company engaged in various private equity financing transactions with Brantley, Mr. Harris, Dr. Stote and other shareholders in 1992, 1993 and 1994. As a result of those transactions, Brantley, Mr. Harris and Dr. Stote are among the parties to a registration rights agreement with the Company under which they have been provided certain rights to have their Common Shares registered under the Securities Act of 1933 (the "Securities Act"). Mr. Biro was at that time a general partner of Brantley. See "Certain Transactions."

                               PERFORMANCE CHART

     The following line graph compares the percentage change in the cumulative total shareholder return on the Company's Common Shares against the cumulative total return of The Nasdaq Stock Market -- U.S. Index and the Nasdaq Health Services Index for the period commencing June 11, 1996 (the initial trading date for the Company's Common Shares) and ending December 31, 1997. The graph assumes that the value of the investment in the Company's Common Shares and each index was $100 on June 11, 1996, and that all dividends, if any, were reinvested.

                                                   COLLABORATIVE         NASDAQ
                                                      CLINICAL           STOCK             NASDAQ
               Measurement Period                    RESEARCH,          MARKET-            HEALTH
             (Fiscal Year Covered)                      INC.               US             SERVICES
06/11/96                                                       100               100               100
12/96                                                           80               104                83
12/97                                                           38               127                85

                              CERTAIN TRANSACTIONS

     In connection with various financing transactions, the Company entered into certain agreements with certain of its Directors, executive officers and shareholders who beneficially own more than five percent of the Company's Common Shares. Since these arrangements were the result of arm's length negotiation among the Company and these shareholders prior to their acquisition of an interest in the Company, the Company believes that the agreements are on terms no less favorable to it than could have been obtained from unaffiliated third parties. Relationships between the Company and those investors who are affiliated with members of the Compensation Committee of the Board of Directors are described under the caption "Compensation Committee Interlocks and Insider Participation."

     As a result of various financing transactions, the Company is a party to a registration rights agreement with Brantley, Oxford, Oxford Bermuda, Oxford Adjunct, Axiom Venture Partners Limited Partnership, Drs. Green, Kasmer, Stigelman and Stote and Mr. Harris, each of whom is either a Director, executive officer or beneficial owner of greater than 5% or more of the Company's Common Shares. Under the terms of this agreement, the holders of an aggregate of 1,990,332 Common Shares (the "Registrable Shares") have the right to demand, no more than once every six months, registration under the Securities Act of Common Shares having a market value of at least $5,000,000 (in the case of a registration on Form S-1) or $1,000,000 (in the case of a registration on Form S-2 or S-3). Such demand right may be exercised by the holders of at least 40% of the Registrable Shares. The holders of Registrable Shares may exercise their right to demand registration of the Registrable Shares on Form S-1 up to two times at the Company's expense, and any demand registrations on Form S-2 or S-3 an unlimited number of times at the Company's expense. Although the holders of Registrable Shares have the right to demand additional registrations on Form S-1, they will be required to pay their share of the expenses associated with such registrations. The agreement also provides the holders of an aggregate of 633,741 Common Shares (the "Related Shares"), with the limited right to participate, at their own expense, in a registration statement demanded by the holders of Registrable Shares. In addition, under certain conditions, the holders of Registrable Shares and Related Shares have the limited right to include some or all of such shares in any registration statement filed by the Company with respect to the sale of its Common Shares.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's Directors and certain of its executive officers and persons who beneficially own more than 10% of the Company's Common Shares to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and The Nasdaq Stock Market. Such persons are further required to furnish the Company with copies of all such forms filed by them. Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of the Section 16(a) filing requirements were satisfied by the Company's Directors, executive officers and beneficial owners of more than 10% of the Company's Common Shares, except for reports relating to the following:
(i) Dr. Stigelman's March 24, 1997 exercise of options to purchase 4,000 Common Shares at $0.15 per share; and (ii) Mr. Chassaigne's July 6, 1997 receipt of an option to purchase 30,000 Common Shares, exercisable in three equal yearly increments each of 10,000 Common Shares beginning on July 6, 1998 and continuing through July 6, 2000 at $7.13 per share under the Company's Amended and Restated 1996 Key Employees and Consultants Stock Option Plan.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any shareholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the Annual Meeting of Shareholders to be held in 1999. Any such proposal should be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to Collaborative Clinical Research, Inc., 20600 Chagrin Boulevard, Suite 1050, Cleveland, Ohio 44122,
Attention: Investor Relations and must be received no later than December 20, 1998. Any such notice shall set forth: (a) the name and address of the shareholder and the text of the proposal to be introduced, (b) the number of Common Shares held of record, owned beneficially and represented by proxy by such shareholder as of the date of such notice and (c) a representation that the shareholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. The Chairman of the meeting may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

                              INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company and its subsidiaries for fiscal 1997. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement should they so desire. The representatives will also be available to respond to appropriate questions from shareholders.

                                 OTHER MATTERS

     The Board of Directors is not aware of any matter to come before the Annual Meeting other than those mentioned in the accompanying Notice. However, if other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters.

     Upon the receipt of a written request from any shareholder entitled to vote at the Annual Meeting, the Company will mail, at no charge to the shareholder, a copy of the Company's Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company's most recent fiscal year. Requests from beneficial owners of the Company's Common Shares must set forth a good-faith representation that, as of the Annual Meeting Record Date, the person making the request was the beneficial owner of securities entitled to vote at such Annual Meeting. Written requests for the Annual Report on Form 10-K should be directed to: Investor Relations, Collaborative Clinical Research, Inc., 20600 Chagrin Boulevard, Suite 1050, Cleveland, Ohio 44122.

     You are urged to sign and return your Proxy promptly in order to make certain your shares will be voted at the Annual Meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

                                          By Order of the Board of Directors,

                                          Thomas F. McKee
                                          Secretary

April 24, 1998

                        COLLABORATIVE CLINICAL RESEARCH, INC.

                               PROXY FOR COMMON SHARES
  P
  R            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
  O      THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 28, 1998.
  X
  Y      The undersigned hereby (i) appoints Dr. Jeffrey A. Green and Terry
         C. Black, and each of them, his true and lawful agents and Proxy holders with full power of substitution in each to appear and vote all of the Common Shares of Collaborative Clinical Research, Inc. that the undersigned will be entitled to vote at the Annual Meeting of Shareholders of Collaborative Clinical Research, Inc. to be held at The National City Auditorium, Fourth Floor, Atrium Building, 1900 East Ninth Street, Cleveland, Ohio on Thursday, May 28, 1998, and at any adjournments thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all of the Common Shares of the Company represented by this Proxy as follows, WITH THE UNDERSTANDING THAT IF NO DIRECTIONS ARE GIVEN BELOW, SAID SHARES WILL BE VOTED "FOR" THE ELECTION OF THE TWO DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS.

                (1)ELECTION OF DIRECTORS
                    [ ] FOR both nominees listed                             [ ]WITHHOLD AUTHORITY
                      (except as marked to the contrary below)                  to vote for all nominees listed

                    SETH B. HARRIS and ALAN G. WALTON, Ph.D.
         (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)

                                             ----------------------------------
                                                   (To be signed on other side)





      PROXY NO.                                                       SHARES
                           (Continued from other side.)

         (2) In their discretion to act on any other matters that may properly come before the meeting.

         You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

                                             Please date, sign and return
                                             promptly in the accompanying
                                             envelope.

                                             DATE
                                                  -----------------------------

                                             SIGNATURE(S)
                                                         ----------------------

                                             SIGNATURE(S)
                                                         ----------------------

                                             NOTE: Please sign exactly as
                                                   name appears hereon.
                                                   Joint owners should each
                                                   sign. When signing as
                                                   attorney, executor,
                                                   administrator, trustee or
                                                   guardian, please give
                                                   full title as such.